UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2007
__________________
MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
410 North 44th Street, Suite 700
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 13, 2007, Mesa Air Group, Inc. (the “Company”) issued a press release announcing that it has reached an agreement with Delta Air Lines (“Delta”) for an amendment to and assumption of its existing Delta Connection Agreement (“Amended DCA”), as well as for a new code share agreement to operate 14 CRJ-900 regional jet aircraft (“Expansion DCA”), both subject to approval by the Bankruptcy Court overseeing Delta’s Chapter 11 bankruptcy proceedings. After service begins pursuant to the Expansion DCA and the Amended DCA, the Mesa regional jet fleet flying for Delta will consist of 14 CRJ-900s and 36 ERJ-145s.
     The full text of the Company’s press release is attached hereto as Exhibit 99.1.
Expansion DCA
     The Expansion DCA authorizes Mesa to operate 14 CRJ-900 regional jet aircraft as a Delta Connection Carrier for a term of up to ten (10) years. This new service is expected to begin in September 2007. The compensation structure for the Expansion DCA will be similar to the structure in the existing Delta Connection agreement, except that the CRJ-900 aircraft will be owned by Delta and leased to Mesa for a nominal amount and no mark-up or incentive compensation will be paid to Mesa on fuel costs above a certain level or on fuel provided by Delta.
Amended DCA
     The Amended DCA provides, among other things, for the addition of six (6) additional ERJ-145 aircraft to the scope of existing Delta Connection Agreement for up to three (3) years beginning immediately. Commencing in August 2008, eight (8) of the original thirty (30) ERJ-145 aircraft will be removed at a rate of three (3) aircraft per month. As part of entering into the Amended DCA, Mesa will receive a general unsecured claim of $35 million as part of Delta’s bankruptcy proceedings. This claim will be in full and final satisfaction of any and all claims Mesa may have against Delta for pre-petition debt.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits.

Exhibit No.	Description

99.1	Press release, dated March 13, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.

Date: March 13, 2007	By: /s/ GEORGE MURNANE III

Name: GEORGE MURNANE III
Title: Executive Vice President and CFO

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release, dated March 13, 2007